 Exhibit 23.1

CONSENT OF MSPC Certified Public Accountants and Advisors, P.C.

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Dialysis Corporation of America on Form S-8, Registration No. 333-122455, pertaining to certain stock options under the 1999 Stock Incentive Plan of Dialysis Corporation of America, which 1999 Plan expired on April 20, 2009 and the options rolled into the Dialysis Corporation of America 2009 Omnibus Incentive Plan, of our report dated March 15, 2010, relating to the consolidated financial statements and financial schedule of Dialysis Corporation of America included in the Annual Report on Form 10-K, for the year ended December 31, 2009.

MSPC
Certified Public Accountants and Advisors P.C.

March 15, 2010
Cranford, New Jersey